Exhibit 3.1

CERTIFICATE OF AMENDMENT
OF
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
NEXALIN TECHNOLOGY, INC.

(Pursuant to Section 242 of the General Corporation Law of the State of Delaware)

Nexalin Technology, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify as follows:

1.	That Article IV of the Amended and Restated Certificate of Incorporation of the Corporation be and hereby is deleted in its entirety and the following is inserted in lieu thereof:

“FOURTH

(A) Classes of Stock. The aggregate number of shares of all classes of stock which the Corporation shall have the authority to issue is 100,000,000 shares consisting of 100,000,000 shares of Common Stock, par value $0.001 per share (the “Common Stock”).

(B) Fractional Shares. Shares of capital stock may be issued in fractions of a share which shall entitle the holder, in proportion to such holder’s fractional shares, to the rights, powers and preferences of a holder of the applicable class or series of capital stock.

(C) Reverse Split. Effective August 28, 2026, 5:00 p.m. (the “Reverse Stock Split Effective Time”), a one-for-thirty reverse stock split of the Corporation’s Common Stock shall become effective, pursuant to which each 30 shares of Common Stock issued and outstanding and held of record by each stockholder of the Corporation or issued and held by the Corporation in treasury immediately prior to the Reverse Stock Split Effective Time shall be reclassified and combined into one (1) validly issued, fully paid and nonassessable share of Common Stock automatically and without any action by the holder thereof upon the Reverse Stock Split Effective Time, with no corresponding reduction in the number of authorized shares of Common Stock (such reclassification and combination of shares, the “Reverse Stock Split”). No fractional shares of Common Stock will be issued in connection with the Reverse Stock Split. If, upon aggregating all of the shares of Common Stock held by a holder of Common Stock immediately following the Reverse Stock Split such holder would otherwise be entitled to a fractional share of Common Stock, the Corporation shall pay in cash (without interest) to each such holder an amount equal to such fraction multiplied by the closing price of the Common Stock on The Nasdaq Capital Market on the last trading day immediately preceding the Reverse Stock Split Effective Time (with such closing price proportionately adjusted to give effect to the Reverse Stock Split).

Each stock certificate that, immediately prior to the Reverse Stock Split Effective Time, represented shares of Common Stock that were issued and outstanding immediately prior to the Reverse Stock Split Effective Time shall, from and after the Reverse Stock Split Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of Common Stock after the Reverse Stock Split Effective Time into which the shares formerly represented by such certificate have been reclassified as well the right to receive cash in lieu of fractional shares of Common Stock to which such holder may be entitled; provided, however, that each person of record holding a certificate that represented shares of Common Stock that were issued and outstanding immediately prior to the Reverse Stock Split Effective Time shall receive, upon surrender of such certificate, a new certificate evidencing and representing the number of whole shares of Common Stock after the Reverse Stock Split Effective Time into which the shares of Common Stock formerly represented by such certificate shall have been reclassified as well as the right to receive cash in lieu of fractional shares of Common Stock to which such holder may be entitled.”

2.	That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, this Certificate of Amendment has been executed by a duly authorized officer of the Corporation on this 26th day of August, 2026.

NEXALIN TECHNOLOGY, INC.

By:	/s/ Mark White
Name:	Mark White
Title:	Chief Executive Officer

[Signature Page to Certificate of Amendment]